Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34223, Form S-8 No. 333-60075, Amendment No. 1 to Form S-3 No. 333-56451, Amendment No. 1 to Form S-3 No. 333-56449, Form S-3 No. 333-81985 and Form S-3 No. 333-89564) of Alexandria Real Estate Equities, Inc. of our report dated April 24, 2002 with respect to the statement of revenue and certain expenses of Gateway Boulevard #1 for the year ended December 31, 2001, included in the Form 8-K of Alexandria Real Estate Equities, Inc. dated June 10, 2002.

/s/ Ernst & Young LLP

Los Angeles, California

June 10, 2002